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                                                     EXHIBIT 99.1--PRESS RELEASE


                              PAPER WAREHOUSE, INC.
                          ANNOUNCES REVERSE STOCK SPLIT

MINNEAPOLIS, April 6, 2001, Paper Warehouse, Inc. (NASDAQ:PWHS) announced today that its Board of Directors has approved an amendment to the Company's Articles of Incorporation to effect a one-for-three reverse split of the Company's common stock, $.01 par value per share. The reverse stock split will reduce the number of shares of common stock presently issued and outstanding from 5,647,779 to approximately 1,882,593, subject to increase to eliminate fractional interests resulting from the reverse stock split. No fractional shares of common stock will be issued in connection with the reverse stock split. In instances where the reverse stock split would result in a shareholder becoming the holder of a fractional interest in a share of common stock, the number of shares held by such shareholder will be rounded up to the nearest whole share. The record date for the reverse stock split will be April 16, 2001. The reverse stock split will be effective as of the close of market on April 16, 2001, and the Company's common stock will begin trading on a reverse split basis on April 17, 2001. Wells Fargo Bank Minnesota, N.A. has been retained to effect the exchange of certificates.

The reverse stock split is being proposed in order to meet the Nasdaq SmallCap Market's maintenance standard that requires the Company to maintain at least a $1.00 per share minimum bid price. As previously announced, if the Company does not satisfy this maintenance standard before May 2, 2001, the Company may decide to apply for quotation of its common stock on the Nasdaq Bulletin Board, or any other organized market on which its shares may be eligible for trading, or it may decide to appeal the decision by Nasdaq to delist its common stock.

"We believe that it is in the best interests of our shareholders to have the Company's common stock remain listed on the Nasdaq SmallCap Market," commented Yale T. Dolginow, president and chief executive officer. "We are committed to moving the Company toward a trend of consistent and profitable growth, and creating value for our shareholders. As a result of the organizational and structural changes we have made over the past year, we have continued to make significant progress in this direction."

The Company anticipates that following the reverse stock split, the Company's common stock will trade at a price that is higher than the $1.00 per share minimum bid price thereby satisfying Nasdaq's continued listing requirements. However, there can be no assurance that, after the consummation of the reverse stock split, the common stock will trade at three times the market price prior to the reverse stock split or above the $1.00 per share minimum bid price. In addition, there can also be no assurance that the Company will be able to satisfy the Nasdaq SmallCap Market's maintenance requirements on a continuing basis.

As a result of the reverse stock split, the conversion rate at which the Company's outstanding 9% Convertible Subordinated Debentures due September 15, 2005 convert into common stock of the Company will be adjusted proportionately to account for the reverse stock split. The new conversion rate will be $9.00 principal amount of debentures for each share of common stock.

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Paper Warehouse specializes in party supplies and paper goods and operates under the names Paper Warehouse, Party Universe, and www.PartySmart.com. Paper Warehouse stores offer an extensive assortment of special occasion, seasonal and everyday party and entertainment supplies, including paper supplies, gift wrap, greeting cards and catering supplies at everyday low prices. As of February 2, 2001, the company had 147 retail locations (98 company-owned stores and 49 franchise stores) conveniently located in major retail trade areas to provide customers with easy access to its stores. The company's headquarters is in Minneapolis.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of
1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.